Exhibit 23.3

Williamson Petroleum Consultants, Inc.

Texas Registered Engineering Firm F-81

303 Veterans Airpark Lane, Suite 1100

Midland, Texas 79705

Phone: 432-685-6100

Fax: 432-685-3909

E-Mail: wpc@wpc-inc.com

December 5, 2016

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein in this Registration Statement, which relates to a prior Registration Statement on Form S-3 (Registration No. 333-200324) and to all references to our firm in the Registration Statement.

/s/ Williamson Petroleum Consultants, Inc.

Williamson Petroleum Consultants, Inc. F-81